EXHIBIT 99
                                 ----------

April 27, 2004



FOR IMMEDIATE RELEASE:



CONTACT:
      Robert M. Smith, President or
      Michael L. Gampp, CFO
      ASB Financial Corp.
      503 Chillicothe Street
      Portsmouth, Ohio 45662-4015
      (740) 354-3177


ASB Financial Corp. Reports Net Earnings For The Nine and Three Months Ended March 31, 2004

Portsmouth, Ohio - ASB Financial Corp. (Nasdaq: "ASBP"), parent company of American Savings Bank, fsb, reported net earnings for the nine months ended March 31, 2004 of $1.5 million, or diluted earnings per share of $.85, a decrease of $47,000, or 3.1%, from the $1.5 million, or $.96 per diluted share in net earnings recorded for the nine months ended March 31, 2003.

The decrease in net earnings for the nine month period ended March 31, 2004, was due primarily to a $556,000, or 23.6%, increase in general, administrative and other expense, reflecting increases in employee compensation and benefits and professional fees. This was partially offset by increases in net interest income of $229,000, or 5.7%, $56,000, or 12.2% in other income, and decreases in the provision for loan losses of $88,000, or 52.1% and the provision for federal income taxes of $130,000, or 20.6%.

Net earnings for the three months ended March 31, 2004 amounted to $450,000, or diluted earnings per share of $.26, compared to net earnings of $505,000, or $.32 per diluted share for the comparable quarter in 2003. The decrease in net earnings for the quarter ended March 31, 2004, was due primarily to a $142,000 or 16.9% increase in general and administrative expense and a $45,000 or 25.1% decrease in other income. This was partially offset by an increase of $100,000, or 7.2% in net interest income and decreases of $14,000, or 31.1% in the provision for losses on loans and $18,000, or 10.4% in the provision for federal income taxes.

At March 31, 2004, ASB Financial Corp. reported total assets of $162.7 million, total liabilities of $145.4 million, including deposits of $132.9 million, and shareholders' equity of $17.3 million.

American Savings Bank, fsb, serving Portsmouth, Waverly and the Southern Ohio area was founded in 1892.


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                             ASB Financial Corp.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)


                                                     March 31,    June 30,
      ASSETS                                              2004        2003

Cash and cash equivalents                            $  8,778     $  7,610
Investment securities                                  11,256       13,005
Mortgage-backed securities                             10,922       12,130
Loans receivable                                      126,957      114,974
Other assets                                            4,761        5,036
                                                     --------     --------

      Total assets                                   $162,674     $152,755
                                                     ========     ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                             $132,930     $130,780
Borrowings                                             10,947        4,188
Other liabilities                                       1,470        1,428
                                                     --------     --------
      Total liabilities                               145,347      136,396

Shareholders' equity                                   17,327       16,359
                                                     --------     --------

      Total liabilities and shareholders' equity     $162,674     $152,755
                                                     ========     ========


                             ASB Financial Corp.
                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except share data)


                                                 Nine months ended    Three months ended
                                                     March 31,            March 31,
                                                  2004      2003       2004      2003

Total interest income                            $6,710    $7,194     $2,293    $2,304

Total interest expense                            2,272     2,991        808       919
                                                 ------    ------     ------    ------

      Net interest income                         4,438     4,203      1,485     1,385

Provision for losses on loans                        81       169         31        45
                                                 ------    ------     ------    ------

      Net interest income after provision for
       losses on loans                            4,357     4,034      1,454     1,340

Other income                                        515       459        134       179

General, administrative and other expense         2,909     2,353        983       841
                                                 ------    ------     ------    ------

      Earnings before income taxes                1,963     2,140        605       678

Federal income taxes                                501       631        155       173
                                                 ------    ------     ------    ------

      NET EARNINGS                               $1,462    $1,509     $  450    $  505
                                                 ======    ======     ======    ======

      EARNINGS PER SHARE
        Basic                                    $  .88    $  .99     $  .27    $  .32
                                                 ======    ======     ======    ======

        Diluted                                  $  .85    $  .96     $  .26    $  .32
                                                 ======    ======     ======    ======